Exhibit 10.2

Activision Blizzard CEO Recognition Program

Purpose:  The purpose of the CEO Recognition Program (the “Program”) is to afford the Chief Executive Officer (the “CEO”) of Activision Blizzard, Inc. (the “Company”) the real-time opportunity to recognize outstanding performance and contributions by employees of Activision Blizzard, Inc., or any of its subsidiaries (the “Activision Blizzard Group”), in a personalized and meaningful way.

Effective Date:  The Program is effective upon adoption by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), and shall remain in place until the CEO or the Compensation Committee determines otherwise.

Eligibility:  All employees of the Activision Blizzard Group, regardless of level, position or location, are potentially eligible to receive awards under the Program.  However, if before an award is delivered, the Company determines that the recipient of an award has violated a) any Activision Blizzard Group policy, procedure, rule, or regulation during his or her employment; or b) any post-employment restriction, including but not limited to a restriction on solicitation, the employee will be deemed ineligible for payment, except as otherwise required by law or as determined otherwise by the CEO, in his or her discretion.  This Program and the rights and obligations hereunder shall not be assignable or transferable by any employee, unless provided for otherwise by the Company in writing and signed by the CEO.

Determination of Awards: Subject to the other terms and conditions of the Program, the CEO has the sole and final discretion to determine which employees will receive awards under the Program as well as the amount and nature of the awards.  Awards may be granted in cash or goods or services.  Cash awards will be paid via the employing entity’s normal payroll process.  Awards of goods or services may be paid via direct invoice to the Company by the vendor of the goods or services or via reimbursement request issued by the CEO’s office.

Bonus Pool:  For each year, the total value of recognition awards granted by the CEO to executive officers (i.e. employees subject to Compensation Committee oversight) will not exceed $1,000,000 and the total value of recognition awards granted by the CEO to any individual executive officer (i.e. employees subject to Compensation Committee oversight) will not exceed $25,000.  The total and individual annual values of recognition awards to employees other than executive officers will be left to the CEO’s reasonable discretion.

Record Keeping:  The CEO’s office will keep accurate records of all recognition awards granted by the CEO under the Program, including the recipient, value and nature of each award.  The

CEO’s office will inform the Company’s Chief Compliance Officer of any awards that are made to executive officers to ensure those awards are accurately reflected in the Company’s proxy disclosure, if applicable.  The CEO may delegate these recordkeeping responsibilities to another individual or office in the Company as he or she deems appropriate.

Taxation:  As cash awards will be subject to applicable taxes and withholdings, recipients will receive a net amount after taxes.  The Company will gross-up (at a rate determined by the Company in its discretion) the recipients of awards made in the form of goods or services via the issuance of a separate cash payment to the recipient or to the IRS on behalf of the recipient.  The amount of any gross ups will not count against the $1,000,000 total or the $25,000 individual annual Program limits with respect to executive officers.  The Company will include the fair market value of any award granted in goods in services and the gross-up amount in the employees annual IRS Form W-2.  The Company will issue any additional tax documents to award recipients as well as comply with all tax reporting obligations to the applicable jurisdictions.

Not a Contract: The Program is not a contract between the Activision Blizzard Group and an employee; the Program does not confer upon any such individual the right to continued employment.  For individuals not employed pursuant to an employment agreement, this Program in no way alters the at-will employment status of his or her employment.  An employee or his or her employer may terminate employment at any time, with or without cause or notice, unless an employee’s employment agreement states otherwise.

Effect on Other Activision Blizzard Group Benefits Programs:  No recognition bonus payment under this Program will be considered salary or other compensation paid to an employee for purposes of computing any benefits to which he may be entitled under any employee benefit or retirement plan which may be maintained by the Activision Blizzard Group from time to time, except for those benefit plans which explicitly provide for otherwise.  Participation in this Program does not confer rights to participation in other programs which may be maintained by the Activision Blizzard Group from time to time, including but not limited to other annual or long-term incentive plans, non-qualified retirement or deferred compensation plans or other executive perquisite programs.

Termination of the Program:  The CEO retains sole discretion to amend, suspend, or terminate the Program, in whole or in part, at any time and for any reason, subject to Compensation Committee oversight.

Governing Law:  This Program shall be governed by and construed in accordance with the federal laws of the United States and the laws of the State of California, or the state in which an employee was last employed by the Activision Blizzard Group, without regard to conflict of law principles.

Severability:  If any provision of this Program is held to be illegal, invalid or unenforceable, such provisions shall be fully severable, the Program shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Program, and the remaining provisions of this Program shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Program.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Program a legal and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.